Exhibit 99.1

Media Contact:

Sean Durkin

Dolby Laboratories

415-645-5176

news@dolby.com

Dolby Acquires Doremi Labs

San Francisco, November 3, 2014—Dolby Laboratories, Inc. (NYSE: DLB) has completed its acquisition of Doremi Labs. The deal advances Dolby’s mission to improve the cinema experience, enable new forms of storytelling, and accelerate the delivery and deployment of innovative solutions to exhibitors.

The acquisition establishes Dolby as a leader in audio and video playback solutions with a comprehensive product portfolio for the cinema exhibition industry.

“We are thrilled to bring together two teams that are committed to delivering the best digital cinema processing and playback solutions,” said Kevin Yeaman, President and CEO, Dolby Laboratories. “Delivering deeply integrated audio/video playback solutions will allow us to accelerate innovation and deliver amazing experiences for exhibitors and audiences.”

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) creates audio, video, and voice technologies that transform entertainment and communications in mobile devices, at the cinema, at home, and at work. For nearly 50 years, sight and sound experiences have become more vibrant, clear, and powerful in Dolby®. For more information, please visit www.dolby.com.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S14/28380 DLB-G